AMENDMENT AGREEMENT NO.1

This AMENDMENT AGREEMENT NO. 1 (this “Amendment”) is made as of December 8, 2016, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the “Borrower”), the lending institutions listed on the signature pages hereof and referred to as “Banks” in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) by deleting the definitions of “Defaulting Bank” and “Termination Date” in their entirety and restating each such definition as follows:

“Defaulting Bank” means, subject to Section 2.15(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Bank any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any Equity Interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Defaulting Bank under anyone or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.15(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Bank promptly following such determination.

“Termination Date” means December 7, 2017, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

(b) by inserting the following definitions in the appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§3. Amendment to Article IV of the Credit Agreement. Article IV of the Credit Agreement is hereby amended by inserting immediately after the end of Section 4.21 the following new section:

SECTION 4.22 EEA Financial Institution. Neither the Borrower nor its Investment Manager is an EEA Financial Institution.

§4. Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement is hereby amended by inserting immediately after the text of Section 9.12 the following new Section 9.13:

SECTION 9.13. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority,

§5. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting address of State Street Bank and Trust Company contained therein and substituting in place thereof the following:

Domestic Lending Office:

Mutual Fund Lending Department

Credit Services Division

State Street Bank and Trust Company

Channel Center Building

1 Iron Street

Boston, MA 02210

Attn: Robyn A. Shepard, Assistant Vice President -CSU Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

LIBOR Lending Office:

Mutual Fund Lending Department

Credit Services Division

State Street Bank and Trust Company

Channel Center Building

1 Iron Street

Boston, MA 02210

Attn: Robyn A. Shepard, Assistant Vice President -CSU Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

For non-funding or payment notices:

Mutual Fund Lending Department

Credit Services Division

State Street Bank and Trust Company

Channel Center Building

1 Iron Street

Boston, MA 02210

Attn: Janet B. Nolin, Vice President

Tel: (617)662-8629

Fax: (617)662-8665

Email: JBNolin@statestreet.com

Email for electronic notices: ais-loanops-csu@statestreet.com.

§6. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party 01’ by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§7. Effectiveness. This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the “Effective Date”):

(a) receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b) receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary’s Certificate dated as of the Effective Date and delivered pursuant to Section 3.01(f) of the Credit Agreement (the “Closing Date Certificate”), and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent pursuant to the Closing Date Certificate, (ii) the resolutions of the Borrower’s Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Manager as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent pursuant to the Closing Date Certificate) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(c) receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(d) receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(e) receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may reasonably request; and

(f) receipt by the Agent of a fee letter dated as of the date hereof between the Borrower and the Agent (the “Fee Letter”) and payment by the Borrower to the Agent, in cash, (i) for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to twenty (20) basis points on the Aggregate Commitment Amount and (ii) such other fees as are contemplated by such Fee Letter.

§8. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§9. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WlTNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By: /s/ Sheri L. Morris
Name: Sheri L. Morris
Title: President

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: /s/ Karen A. Gallagher
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Eli Mou
Title:	Eli Mou
Managing Director & Execution Head

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ illegible
Title:	Senior Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

By:	/s/ Annie Dorval
Title:	Authorized Signatory